Exhibit 10.1

MINING LEASE AND ROYALTIES AGREEMENT

This Mining Lease and Royalties Agreement (hereinafter “Agreement”) is dated for reference June 24, 2013 and executed by the following parties:

Red Bank Trust (hereinafter “Lessor”), Ruo Fang Yin, Trustee, with office address at 1302 Lakeside Drive, #1515, Oakland, CA 94612; and

Oro East Mariposa, LLC (hereinafter “Lessee”), a limited liability company registered with the State of California and headquartered at 7817 Oakport Street, Suite 205, Oakland, California, 94621.

RECITALS

WHEREAS, Lessor is the owner of the 55 deeded acres in fee simple, described in Schedule A, attached hereto and incorporated by reference, APNs 003-350-005, as described in the Official Records of Mariposa County, (hereinafter “Subject Property”), situated in the County of Mariposa, State of California.

WHEREAS, Lessor desires to lease the Subject Property and the mineral and all subsurface rights appurtenant to the Subject Property (“Mineral Rights”) and Lessee desires to lease the Subject Property and Mineral Rights.

AGREEMENT

NOW THEREFORE, the undersigned parties integrate the foregoing recitals into the binding body of this Agreement and hereby agree to be bound for good and valuable consideration as follows:

1.
Leasehold. Lessor herby leases to Lessee and Lessee herby leases from Lessor the Subject Property as described in Schedule A and Mineral Rights appurtenant to the Subject Property (“Leasehold”). The bundle of rights shall include absolute rights related to exploration, operation, and production, from right of entry to right of extraction.

2.	Initial Term. The initial term of the Leasehold shall be for a period of Five (5) Years starting on June 24, 2013 (“Effective Date”) and ending at midnight of June 23, 2018 (“Initial Term”).

3.
Option to Renew. Lessor grants to Lessee the option to renew the Leasehold for an additional Five (5) Years following the expiration of the Initial Term (“First Option”). The First Option must be exercised by Lessee in writing delivered to Lessor at least thirty (30) days before the expiration of the Initial Term. Lessor also grants to Lessee a second option to renew the Leasehold for an additional Five (5) Years following the expiration of the First Option (“Second Option”). The Second Option must be exercised by Lessee in writing delivered to Lessor at least One Hundred Twenty (120) days before the expiration of the First Option.

Lessor: _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

4.
Due Diligence Period. Within seven (7) business days of execution of this Agreement, Lessee shall furnish a set of due diligence questionnaires to Lessor, which Lessor shall have authorized agents, directors, or officers with personal knowledge to respond in writing to the questionnaires and furnish all requested documents to Lessee, and where none are available, certify and represent that none are available. Lessor shall have thirty (30) days to complete the questionnaires and Lessor’s full and absolute cooperation, disclosure, and timely submissions in response to the questionnaires are conditions precedent to the Agreement. Upon Lessee’s actual physical receipt of the complete responses to all questionnaire inquiries and requests, Lessee shall have an additional thirty (30) days to complete geological testing, surveys, excavation, and other studies to determine the expected recovery, projections, and reserves of Subject Property and Mineral Rights. Thus, commencing on the date that Lessee furnishes the due diligence questionnaires to Lessor, Lessee shall have a total of thirty (30) days for due diligence (“Due Diligence Period”). During the Due Diligence Period, Lessee may drill, excavate, or remove from the Subject Property or claims up to two (2) tons of each, every, or any elemental ores of gold, silver, zinc, lead, copper, sulfur, and/or iron, or other precious or semi-precious metals or minerals found at the Subject Property for geological testing. Lessee may at its complete discretion, with or without cause, cancel, null, and/or void this Agreement during the due diligence period without penalty. Lessor enters this Agreement with the Due Diligence Period at Lessor’s risk.

5.
Royalties. It is the intent of the parties to this Agreement that “free gold” shall be subject to the provisions herein, that Lessor shall take its royalty share in kind as sent by Lessee. It is understood and agreed that it is not the intention of the parties to pay royalties to the Lessor twice; thus if the Lessor elects to take its royalties in kind, then Lessor shall have no interest whatsoever in the net return paid by the smelter to Lessee with respect to Lessor has been paid in kind. As consideration for this Leasehold, Lessee shall pay to Lessor as follows:

a.    Beginning on Effective Date and for the first three (3) months of the Leasehold, Lessor waives rights to all royalties and rental payments, though Lessee shall pay the property tax for the Subject Property during the Free Period and prorated if the Agreement is terminated early (“Free Period”). During the Free Period, Lessee may cancel the Agreement with or without cause, any time upon 24 hours advance notice to Lessor.
b.    For the next coming months following: The Lessee shall pay rent of One Thousand Eight Hundred Dollars ($1,800.00) per month (“Secondary Period”), which shall be monthly rent or Lessee’s royalty payment obligations to Lessor as set forth herein, whichever is greater.

Lessor: _____ | _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

c.    The Secondary Period, Lessee shall be responsible for paying a total royalty share of Ten Percent (10%) of the Net Smelting Return with Express Deductions (hereinafter “Royalty”). “Net Smelting Return” shall mean the net amount received by Lessee from any smelter, custom mill, reduction works, or refinery, or any other purchaser for any ore sold by Lessee, less the production costs, which shall include royalties paid, mining-related labor costs, employee benefits conveyed, supplies and materials, utilities, logistics, and equipment depreciation.
d.    Lessee shall furnish Lessor within the first quarter of the succeeding year, with a copy of the smelter or refinery returns and data on quantity and value of marketable products shipped for marketing and a report on payment of all taxes and charges and performance of annual assessment for the preceding year. Royalty shall be calculated quarterly in conformity with U.S. Generally Accepted Accounting Principles (hereinafter “GAAP”), but shall be paid when the payment is received by Lessee during the quarter. Payments not yet received by Lessee will be deferred until it is collected and counted in that subsequent quarter. Royalty shall be paid on or before the 15th day of the month following the preceding month.

6.
Purpose. The purpose of this Leasehold is to allow Lessee and its directors, officers, employees, agents, contractors, or assigns to explore for, mine, take out, and remove from the Subject Property by any mining method the gold, silver, or other precious metals from all ore mined and removed from any of the Subject Property under any of the Mineral Rights (“Product”) and gravel or non-precious minerals mined and removed from any of the Subject Property under any of the Mineral Rights (“Net Subsidiary Output”), which his, or which hereafter may be found in or under the Subject Property together with the right to (1) make all excavations, (2) construct on the premises all buildings, openings, ditches, drains, railroads, roads, and other improvements that are or may become suitable or necessary for the mining and removal of such Product and Net Subsidiary Output from the Subject Property, as provided for herein and except as expressly limited herein.

7.
Mining Operations. Lessee has complete and absolute control over the manner in which mining operations on the Subject Property shall be conducted. Lessee agrees that all mining activities shall be conducted in a good and workman-like manner, so as to develop Subject Property as a mine for permanent future mining operations and in compliance with all applicable mining laws. Lessee may clear brush and undergrowth from any portion of Subject Property and improve upon the Subject Property in any manner deemed reasonable by Lessee, use any materials, pave any roadways, and erect a plant or plants to process materials, install such equipment and machinery as may be useful in connection with operations, any other constructions as necessary for reasonable operations, drill water wells on Subject Property, and/or take any other measures of construction or maintenance as needed for Lessee’s operations. All of Lessee’s obligations to Lessor of any kind whatsoever are expressly set forth in this Agreement.

8.
Equipment As-Is. Lessor further grants to Lessee the right to use and operate any machinery or equipment present on Subject Property, though Lessee understands that such use and operation of the machinery and equipment shall be “as-is” and at Lessee’s risk. Cost of repair or maintenance of machinery and equipment shall also be borne by Lessee if Lessee chooses to use, operate, repair, or maintain said machinery and equipment.

Lessor: _____ | _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

9.
First Right of Refusal. Lessor grants to Lessee a right of first refusal on any sale to a bona fide third party purchaser of the Subject Property and/or Mineral Rights (“Assets”). Lessee shall have the right of first refusal as to any offers received by Lessor for purchase of the Subject Property and/or Mineral Rights (the “First Refusal Right”). Upon receipt of such an offer, Lessor must send in writing an offer notice to Lessee and provide Lessee a minimum of forty-five (45) days to exercise the First Refusal Right. In the event that the purchase price to be paid for Assets by a proposed bona fide third party purchaser consists of or includes properties or assets other than cash, the target price to be paid by Lessee shall be equal to the fair market value of such non-cash consideration, as determined by the offeror and the other parties desiring to purchase the Assets, plus the amount of any cash consideration.  If the offeror and such other parties are unable to agree on the fair market value of such non-cash consideration, then the fair market value thereof shall be determined by an independent third-party appraisal, the cost of which will be shared equally by the offeror and the party challenging the proposed fair market value.  The independent third party appraiser who conducts such appraisal shall be selected by the mutual agreement of the offeror and the challenging party.

10.
Exclusivity. During the term of this Leasehold, Lessee shall have the exclusive right to exercise and exploit the Subject Property and Mineral Rights of the Subject Property and to explore, develop, and conduct mining operations and exploration on the Subject Property.

11.	Rights Granted. In addition to the Leasehold, Lessee shall have the right to use the surface of the Subject Property, being granted the following interests:

a.	An easement for reasonable and necessary ingress and regress,
b.	An easement for utilities,
c.	A mine entrance site or sites,
d.	A fifty-five (55) acre single parcel located at a site mutually agreeable to the parties on Subject Property to locate office, machinery, tools, equipment, waste dump, and tailings,
e.	Such area or areas as are necessary to comply with all applicable federal and state laws, regulations, and requirements.

12.
Lessor’s Right of Entry. Lessor or its authorized agent has the right at Lessor or the agent’s own risk to visit the Subject Property during the Leasehold term(s) and only during normal business operating hours, without interfering with Lessee’s operations for the purpose of inspecting Lessee’s operations to confirm that Lessee is complying with its obligations under this Agreement.

Lessor: _____ | _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

13.
Force Majeure. In the event of unforeseen disasters, events, or conditions that the parties were not able to contemplate at the execution of this Agreement, such as sabotage, riots, terrorism, political or governmental complications, market conditions, or natural occurrences such as hurricanes, floods, earthquakes, etc. or other Acts of God (“Force Majeure”), which causes Lessee to cease its operations as contemplated under this Agreement, Lessee reserves the right to suspend payment of royalties to Lessor and, if the Force Majeure frustrates the purpose of this Agreement, renders Lessee’s business operations commercially or reasonably impracticable or even impossible, then Lessee has the right to cancel, null, and/or void this Agreement effective immediately upon written notice to Lessor, on the grounds of Force Majeure.

14.
Termination. If at any time it is discovered that Lessor has made misrepresentations of any kind to Lessee, intentional, negligent, or otherwise, which causes Lessee to receive less consideration than Lessee was otherwise led to believe Lessee was receiving under this Agreement or causes any damages or harm to Lessee or Lessor does not own Subject Property and Mineral Rights in absolute fee simple, free and clear of any and all liens or encumbrances, then Lessee shall have the right to  cancel, null, and/or void this Agreement effective immediately upon written notice to Lessor, on said grounds. If Lessee breaches the Agreement, Lessor agrees to send a notice of breach in writing to Lessee and provide Lessee a reasonable opportunity to cure the breach. If Lessee fails to cure the breach, then Lessor may deem Lessor in breach of this Agreement and proceed accordingly per the legal remedies available at law.

15.
Representations and Warranties of Lessor. Lessor hereby represents and warrants to Lessee that: (a) Lessor’s rights to the Subject Property and Mineral Rights as granted under this Agreement are valid rights in good standing, free and clear under Lessor and Lessor has absolute rights to execute this Agreement with Lessee, (2) Lessor possesses all applicable effective and active permits for the exploration, mining, excavation, and operation of Subject Property pursuant to this Agreement and per the Purpose of this Agreement for the full duration and term of this Agreement, (3) Subject Property is not federal lands and Lessor has the right to convey the Mineral Rights to Lessee under this Agreement, (4) the Subject Property is only first lien, encumbrance, overriding royalty, or other burden or adverse interest.

16.
Protection of the Mineral Rights. Lessee shall have the right at its sole expense to take any action deemed reasonable in its own name or Lessor’s name to defend or perfect title to any of the Subject Property or Mineral Rights. Lessor shall cooperate with Lessee in any such action.

17.	Notices. Any written notices required pursuant to the terms hereunder shall be sent to the parties as follows:

a.	Lessor. Red bank Trust, Attn: Ruo Fang Yin, Trustee, 1302 Lakeside Drive, #1515, Oakland, CA 94612.
b.	Lessee. Oro East Mariposa, LLC, 7817 Oakport Street, Suite 205, Oakland, California 94621.

Lessor: _____ | _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

18.	Service of Summons. In the event that a cause of action or suit arises from this Agreement, the undersigned parties hereby agree and consent to service of summons at the following addresses:

a.	Lessor. Red bank Trust, Attn: Ruo Fang Yin, Trustee, 1302 Lakeside Drive, #1515, Oakland, CA 94612.
b.	Lessee. Oro East Mariposa, LLC, 7817 Oakport Street, Suite 205, Oakland, California 94621.

19.
Tailings and Residue. All residue and tailings remaining after ore is processed and before being deposited in a tailings pile or remaining after any subsequent processing by Lessee shall belong to Lessee. Lessor shall have no interest of any kind therein, other than for any royalties as set forth herein.

20.
Representations. The undersigned parties hereby mutually represent to one another that: (1) they are authorized agents of the entities they represent, that they are fully authorized and have the power to enter into this Agreement and bind the entities they represent; (2) they have duly obtained all necessary and applicable licenses and/or permits required or reasonably foreseeably required for performance of this Agreement; (3) they are the owners, licensees, and/or otherwise authorized to use any corresponding intellectual property rights that would be required or reasonably foreseeably required for performance of this Agreement; and (4) the parties hereby indemnify and hold one another harmless of any damages or potential damages that may arise from the falsity or inaccuracy of the foregoing representations.

21.
No Waiver or Cumulative Remedies. No failure or delay on the part of any undersigned party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive by law.

22.
Right of Transfer. Lessee has the free and clear right to transfer, sub-lease, assign any of its rights under this Agreement to third parties. In the event of such transfer, Lessee agrees to provide written notice of the transfer transaction to Lessor. Lessor agrees not to restrict or frustrate Lessee’s right of transfer of its rights hereunder this Agreement in any way.

23.	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

24.
General Indemnification. Both parties hereunder agrees to indemnify and hold harmless the other against loss or threatened loss or expense by reason of the liability or potential liability of one another for or arising out of any claims for damages, including payment and compensation for reasonably-incurred attorney’s fees and other related professional fees. In the event of claims or actions raised against one another, both parties shall bear their own costs of suit and attorney’s fees.

Lessor: _____ | _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

25.
Specific Enforcement. The undersigned parties acknowledge and agree that the goods or services arising from this Agreement are unique and irreparable harm and substantial detriment would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

26.
Confidentiality. In the event that a separate confidentiality or non-disclosure agreement has been executed by the undersigned parties, either prior to or subsequent to the execution of this Agreement, the terms of that separate confidentiality or non-disclosure agreement shall govern. If no separate confidentiality or non-disclosure agreement exists, then this covenant shall apply. All communications, written or oral, made between the parties during the course and scope of this Agreement shall be held in strictest confidence and may not be disclosed to any person or entity that is not a party to this agreement. The undersigned parties may disclose said confidential information to their shareholders, directors, officers, employees, associates, agents, or independent contractors of the corporate entities that the undersigned represent if and only if those parties have duly executed a general confidentiality agreement with the corporate entity. Otherwise, disclosure of confidential information arising from this Agreement to such parties shall be strictly prohibited. This confidentiality clause shall survive the term of this Agreement.

27.
Final Integration. This Agreement and the exhibits attached hereto contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior negotiations, agreements and understandings with respect thereto. This Agreement may only be amended by a written document duly executed by the undersigned parties.

28.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

29.
Insurance.  Lessee shall obtain commercial general liability insurance in the amount of $5,000,000.00 covering bodily injury.  Property damage, personal injury arising out of or relating to the lessee’s business operations.

Lessor: _____ | _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

IN WITNESS WHEREOF, the undersigned parties cause this Agreement to be duly signed and executed this 24th day of the month of June and year 2013 in the City of Oakland, State of California.

AGREED AND ACKNOWLEDGED; SIGNED AND EXECUTED:

LESSOR:		LESSEE:
/s/ Ruo Fang Yin		/s/ Tim Chen

Company:	Red bank Trust	Company:	Oro East Mariposa, LLC
Signor’s Name:	Ruo Fang Yin	Signor’s Name:	Tim Chen
Position/Title:	Trustee	Position/Title:	Managing Member
Date Signed:	June 24, 2013	Date Signed:	June 24, 2013
Location:	Oakland, CA	Location:	Oakland CA

Lessor: _____ | _____ | Lessee: _____

MINING LEASE AND ROYALTIES AGREEMENT

Schedule A
LEASEHOLD DESCRIPTION

APN 003-350-005 as described in the Official Records
Of Mariposa County a consisting of 55 acres.

Lessor: _____ | _____ | Lessee: _____